Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

October 7, 2014

Empire State Realty Trust, Inc.

Empire State Realty OP, L.P.

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Re: Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), (ii) preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), (iii) warrants to purchase Class A Common Stock or Preferred Stock (the “Warrants”), (iv) debt securities (the “OP Debt Securities”) of Empire State Realty OP, L.P., a Delaware limited partnership through which the Company owns substantially all its properties and assets (the “Operating Partnership”) and (v) guarantees by the Company of OP Debt Securities (the “ESRT Guarantees”). The Class A Common Stock, Preferred Stock, Warrants, OP Debt Securities and ESRT Guarantees are referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Class A Common Stock, Preferred Stock and Warrants) or in an unspecified principal amount (with respect to OP Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware Revised Uniform Limited Partnership Act, the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law), the law of New York, and the federal law of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

Empire State Realty Trust, Inc.

Empire State Realty OP, L.P.

October 7, 2014

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Class A Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock reserved for issuance upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Class A Common Stock or Preferred Stock, as applicable, under the Company’s articles of incorporation, as amended and then in effect (the “Charter”).

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities;

•	with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which, in the case of shares of Class A Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization;

•	with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Charter and applicable law and (b) the execution, acknowledgement and filing with the State Department of Assessments and Taxation of Maryland, and the effectiveness of, articles supplementary to the Charter setting forth the terms of such Preferred Stock in accordance with the Charter and applicable law;

•	with respect to OP Debt Securities and ESRT Guarantees, (a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Securities by the Company and/or the Operating Partnership, as applicable, and the trustee thereunder and/or (b) the establishment of the terms of such Securities by the Company and/or the Operating Partnership, as applicable, in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

•	with respect to the Warrants, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued, and (b) the establishment of the terms of such Securities, and the execution and delivery of such Securities, in conformity with any applicable agreement under which such Securities are to be issued and applicable law.

Empire State Realty Trust, Inc.

Empire State Realty OP, L.P.

October 7, 2014

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Upon the Future Authorization and Issuance of shares of Class A Common Stock, such shares of Class A Common Stock, will be validly issued, fully paid and nonassessable.

2.	Upon the Future Authorization and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3.	Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

4.	Upon the Future Authorization and Issuance of OP Debt Securities, such OP Debt Securities will be valid and binding obligations of the Operating Partnership.

5.	Upon the Future Authorization and Issuance of ESRT Guarantees, such ESRT Guarantees will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP